Issuer Free Writing Prospectus
Filed by: Citi Trends, Inc.
Pursuant to Rule 433 under the Securities Act of 1933, as amended
Registration Statement No. 333-130863
Free Writing Prospectus and Final Term Sheet Dated January 25, 2006
This information supplements the information contained in the preliminary prospectus dated January 11, 2006
Citi Trends, Inc.
1,675,000 Shares
Issuer: Citi Trends, Inc. (the “Company”).
Total shares offered by the selling stockholders: 1,675,000 shares of common stock. This represents an increase of 175,000 shares from the number of shares indicated on the cover page of the preliminary prospectus. The selling stockholders of the Company identified in the preliminary prospectus are offering all 1,675,000 shares of our common stock. The Company will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.
Over-allotment option: The selling stockholders have granted an option to the underwriters to purchase up to a maximum of 251,250 additional shares of our shares of common stock from the selling stockholders within 30 days following the date of this prospectus to cover over-allotments, if any. This represents an increase of 26,250 shares from the number of shares subject to the over-allotment option indicated on the cover page of the preliminary prospectus.
Price to public: $42.25 per share.
Underwriting discount: $2.1125 per share.
Proceeds to selling stockholders: $67,230,312.50.
Common stock outstanding after the offering: 13,389,327 shares.
Assumptions: Unless otherwise stated, information in this free writing prospectus assumes:
•	A 26-for-one stock split of the Company’s common stock, which was effected on May 11, 2005;

•	no exercise of outstanding options to purchase 1,574,133 shares of common stock outstanding on January 4, 2006, at a weighted average exercise price of $2.60 per share, other than the 376,612 options to be exercised by certain selling stockholders in connection with the offering; and

•	no exercise of the underwriters’ over-allotment option.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request them by fax at (212) 667-6303 or you may email a request at useprospectus@us.cibc.com.